Exhibit 23.2
Consent of Independent Registered Public Accounting Firm
We consent to the reference to our firm under the caption “Experts” in this Registration Statement (Form S-3) and related Prospectus of Hovnanian Enterprises, Inc. (the “Company”), K. Hovnanian Enterprises, Inc. and certain subsidiaries of the Company for the registration of $500,000,000 of (i) preferred stock, (ii) Class A common stock, (iii) preferred stock purchase rights, (iv) depositary shares, (v) warrants to purchase preferred stock, Class A common stock, depositary shares and debt securities, (vi) debt securities, (vii) stock purchase contracts, (viii) stock purchase units, (ix) units and (x) guarantees of such debt securities and warrants, and to the incorporation by reference in Amendment No. 1 thereto of our report dated December 23, 2008, with respect to the consolidated financial statements of Hovnanian Enterprises, Inc. and subsidiaries for the year ended October 31, 2008, included in Amendment No. 1 to its Annual Report (Form 10-K/A) for the year ended October 31, 2010, filed with the Securities and Exchange Commission.
/s/ Ernst & Young LLP
New York, New York
January 25, 2011